EXHIBIT 5.1

February 23, 2018 [supersedes and replaces opinion dated January 9, 2018]

Board of Directors

Crest Radius Inc.

7 Kaapa

Tsolgo, Estonia 65552

Dear Sir:

I have acted, at your request, as special counsel to Crest Radius Inc., a Nevada corporation, (“Crest Radius”) for the purpose of rendering an opinion as to the legality of 2,000,000 shares of Crest Radius’ common stock, par value $0.001 per share, (“Shares”) to be offered and distributed by Crest Radius pursuant to a registration statement to be filed under the Securities Act of 1933, as amended, by Crest Radius with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-1, for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, purported true copies of the Articles of Incorporation of Crest Radius, there being no amendments thereto, the Bylaws of Crest Radius provided by Crest Radius’s management, selected proceedings of the board of directors of Crest Radius authorizing the issuance of the Shares, a current draft of the Registration Statement, certificates of officers of Crest Radius and of public officials, and such other documents of Crest Radius and of public officials being all matters of law and fact I have deemed necessary and relevant to the matter opined upon herein. Crest Radius has not identified or appointed a transfer agent at the date of this opinion. I have confirmed to my satisfaction that persons signing documents on behalf of Crest Radius and I have assumed, with respect to persons other than directors and officers of Crest Radius, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Crest Radius against payment therefore at a price of $0.04 per share, as described in the registration statement, will be legally issued, fully paid and non assessable.

I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the prospectus contained in the registration statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

3116 West North A Street ◆ Tampa, Florida 33609-1544 ◆ 813–874–8854 ◆ Cell 813–892–5969 Fax 800–310–1695 ◆ e-mail: jmorris8@tampabay.rr.com; jackson.morris@rule144solution.com www.Rule144Solution.com